FNB BANCSHARES, INC.
                       303 North Granard Street
                     Gaffney, South Carolina 29341

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 22, 1997


TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1997 Annual Meeting of
Shareholders (the "Annual Meeting") of FNB Bancshares, Inc. (the
"Company").
This letter serves as notice that the Annual Meeting will be held at the
Holiday Inn Express, 100 Ellis Ferry Avenue, Gaffney, South
Carolina on
Tuesday, April 22, 1997, at 5:30 p.m., for the following purposes:

     1.   To elect three members to the Board of Directors;

     2.   To consider a proposal to approve the Company's 1997
Stock Option
          Plan;

     3. To transact such other business as may properly come before the
          Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 14, 1997 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof. In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company, and directors and officers of the Company will be present to respond to your questions. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible.

     In accordance with the South Carolina Business Corporation
Act (the "South
Carolina Law"), a list of shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder for any purpose germane to the Annual Meeting upon written notice during regular business hours at the
Company's offices located at 303 North Granard Street, Gaffney,
South Carolina,
29341 beginning on the date on which notice of the meeting is given, and the list shall be available for inspection at the Annual Meeting by any shareholder that is present.

     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this Annual Meeting. We look forward to seeing you at the Annual Meeting.

                              By Order of the Board of Directors,


                              V. Stephen Moss
                              PRESIDENT AND CHIEF EXECUTIVE
OFFICER

Gaffney, South Carolina
March 30, 1997
                            FNB BANCSHARES, INC.
                       6424 U.S. HIGHWAY 98, SUITE A
                       GAFFNEY, SOUTH CAROLINA 39402


                  PROXY STATEMENT FOR ANNUAL MEETING OF
                SHAREHOLDERS TO BE HELD ON APRIL 22, 1997



     This Proxy Statement and the accompanying Notice of Annual
Meeting and
Proxy Card are being furnished to the shareholders of FNB
Bancshares, Inc., a
South Carolina corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual
Meeting will be held on Tuesday, April 22, 1997, at 5:30 p.m., at the Holiday
Inn Express, 100 Ellis Ferry Avenue, Gaffney, South Carolina.


                   VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

     The Company has fixed March 14, 1997, as the record date
(the "Record
Date") for determining the shareholders entitled to notice of and to vote at the Meeting. The Company's only class of stock is its Common Stock, par value
$.01 per share (the "Common Stock"). At the close of business on the Record
Date, there were outstanding and entitled to vote 616,338 shares of Common
Stock of the Company with each share being entitled to one vote. There are no cumulative voting rights. A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum.

     All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under
"ELECTION OF DIRECTORS," "FOR" approval of the 1997 Stock Option Plan, and, at the proxy holders' discretion, on any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the Secretary of the
Company. A shareholder may elect to attend the Meeting and vote in person even if he or she has a proxy outstanding.

     Management of the Company is not aware of any other matter to be presented for action at the Meeting other than those mentioned in the Notice of Annual
Meeting of Shareholders and referred to in this Proxy Statement. If any other matters come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their judgment.


                                   SOLICITATION

     The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company.
Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The
Company expects to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.


                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     The Company's Bylaws provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible.
The Bylaws also provide that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board members will expire at each annual meeting of shareholders. The current Class
I directors are Barry L. Hamrick and Harold D. Pennington, Jr.
The current
Class II directors are Richard D. Gardner, Harold D Pennington,
Sr., and
Heyward W. Porter.  The current Class III directors are Haskell
D. Mallory,
Bill H. Mason, and V. Stephen Moss. The current terms of the Class II directors will expire at the Meeting. Each of the three current Class II directors has been nominated for reelection and will stand for election at the
Meeting for a three year term. The terms of the Class III directors will expire at the 1998 Annual Shareholders Meeting, and the terms of the Class I directors will expire at the 1999 Annual Shareholders Meeting.

     It is the intention of the persons named as proxies in the accompanying proxy to vote FOR the election of the nominees identified below to serve for a three-year term, expiring at the 2000 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his stead of such other person as the Company's existing Board of Directors may recommend.

     The directors shall be elected by a plurality of the votes cast at the
Meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

     Set forth below is certain information about the nominees, including each nominee's age, position with the Company, and position with First National Bank of the Carolinas (the "Bank"). All of the nominees are nominated as Class II directors and are currently serving as directors of the Company. Set forth below is also information about each of the Company's other directors and each of its executive officers. Each of the directors has been a director of the
Company since 1995.

     DR. RICHARD D. GARDNER, who is a Class II director, is a native of
Tennessee and practices orthopaedic surgery with the Carolina Sports Medicine and Orthopaedic Clinic in Gaffney. A retired Army Colonel, Dr. Gardner is a
Rotarian and member of the Gaffney Chamber of Commerce. He is the chairman for the South Carolina Medical Association's Medical Aspects of Sports Committee.

     THOMAS W. HALE, who is the Chief Credit Officer, has over 25 years experience in banking. He is a graduate of the University of Florida where he received a Bachelors of Science in Business Administration in 1969. He is also a 1991 graduate of American Banker's Association Stonier Graduate School of
Banking and Bank Management Institute, Advanced Commercial Lending Course at the University of Buffalo. Mr. Hale began his banking career at Florida Federal
Savings Bank, working in numerous staff and line positions, reaching the title of Area Vice President. He then held the position of Vice President/Senior
Lending Officer for First National Bank of Clearwater, Florida. Most recently he was Vice President/ Relationship Manager with Key Bank of New York. He is former Chairman of Better Business Bureau, has been a Rotarian and has held various officer positions with numerous civic and community organizations. He has taught "Analyzing Financial Statements" for the American Banker's
Association.

     BARRY L. HAMRICK, who is a Class I director, is a resident of Cherokee
County and is President of Hamrick's, Inc., a family owned business comprised of garment manufacturing and retail clothing stores. He is a member of the
Cherokee County Community Foundation Board and the Renaissance Board and is a former member of the Limestone College Board of Trustees and the NationsBank
Advisory Board.

     JOHN W. HOBBS, who is the Chief Financial Officer, is a native of South
Carolina. He is a graduate of the University of South Carolina with a
Bachelors of Science in Accounting. Mr. Hobbs began his career at the public accounting firm of KPMG, Peat Marwick in Greenville, S.C. He then held the position of Vice President/Controller at Standard Savings Bank in Columbia,
S.C. Most recently he was the Vice President/General Auditor for First United
Bancorporation in Anderson, S.C.

     HASKELL D. MALLORY, who is a Class III director, is a native of
Spartanburg, South Carolina and has been in the manufacturing business since
1974. In 1987, Mr. Mallory became co-owner of Weavetec, Inc., a manufacturer of woven textiles for home and industry. He is also co-owner of Carolina
Machinery Sales, Inc.  Mr. Mallory served six years in the U.S.
Army as a Chief
Warrant Officer and helicopter pilot.

     BILL H. MASON, who is a Class III director, is a native of Tennessee and the founder and owner of Bill Mason Enterprises which owns and operates a group of McDonald's Restaurants in Cherokee County and Spartanburg County, South
Carolina.  Prior to starting his own business, Mr. Mason worked
27 years for
American Telephone and Telegraph Company. He serves as director of the
Cherokee County Chamber of Commerce and the Boys and Girls Clubs of Cherokee
County, is on the advisory board of Cherokee Achieve, and was previously a board member of the Saints Club of Limestone College.

     V. STEPHEN MOSS, who is a Class III director and the President and CEO of the Company and the Bank, is a native of Cherokee County. Mr. Moss began his banking career with Southern Bank & Trust, the predecessor to First Union
National Bank, in 1972. Before joining the Company, Mr. Moss served as First
Union National Bank's Cherokee County Executive Officer and Senior Lender over the upstate community banking area. He graduated from Clemson University with a Bachelor's degree in Political Science, as well as from the South Carolina
Bankers School and the School of Banking of the South at Louisiana State
University.  He has also completed the First Union National Bank
Commercial
Lending School and the First Union Consumer Academy. He has taught the course
"Money & Banking" at Limestone College.

     HAROLD D. PENNINGTON, SR., who is a Class II director, is a native of
Blacksburg, South Carolina. He graduated from Clemson University in 1965 with a Bachelor of Science degree in Textile Management. He is President and co-owner of Weavetec, Inc., Vice President and co-owner of Carolina Machinery
Sales, Inc., and co-owner of Lister's Building Supply, Inc. He was a member of the Blacksburg Housing Authority Board for approximately five years, and served in the South Carolina Guard for six years. He is the father of Harold D.
Pennington, Jr.

     HAROLD D. PENNINGTON, JR., who is a Class I director, is a native of
Blacksburg, South Carolina. He graduated with honors from Clemson University in 1989 with a Bachelor of Science degree in Mechanical Engineering. He is
Vice President and co-owner of Weavetec, Inc., President and co-owner of
Cherokee Building Supply, Inc., and owner of Carolina Country Outlet. He is the son of Harold D. Pennington, Sr.

     HEYWARD W. PORTER, who is a Class II director, was born and raised in
Blacksburg, South Carolina.  Mr. Porter is founder of Porter's
Electric Motor
Service, Inc. where he currently serves as President. He served as an advisory board member of Bank of Gaffney and SCN Bank (now Wachovia) for 14 years and served as Mayor of Blacksburg, South Carolina from 1964 to 1966. He formerly served as an advisory board member for both the Salvation Army and Boys Club of
Cherokee County.  He is a former member of the Cherokee Sertoma
Club and is a
Shriner.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF
THE NOMINATED
INDIVIDUALS.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION


     The following table shows the cash compensation paid by the Company to the
Company's Chief Executive Officer for the year ended December 31,
1996.  No
other executive officers of the Company or the Bank earned total annual compensation, including salary and bonus, in excess of $100,000 for the fiscal year ended December 31, 1996.

                       SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                                    OTHER ANNUAL
     NAME AND PRINCIPAL POSITION    YEAR   SALARY   COMPENSATION

     V. Stephen Moss, President     1996   $80,842     $2,689 (1)
     and Chief Executive Officer
___________________

(1) Includes Company provided auto, country club dues and additional life insurance.

     On March 25, 1997, the Board of Directors adopted a stock option plan whereby directors, executive officers and certain other key employees of the
Company and the Bank can receive options to purchase shares of the Company's
Common Stock, and, as described below, Mr. Moss has been granted stock options in accordance with the terms of his employment agreement with the Company. See
"Employment Agreement" and "Stock Option Plan." The Board will present the
Stock Option Plan to the shareholders for their approval at the Annual Meeting.

EMPLOYMENT AGREEMENTS

     V. Stephen Moss and the Company entered into an Employment Agreement pursuant to which Mr. Moss will serve as the President and Chief Executive
Officer of the Company and the Bank. The Employment Agreement provides for a starting salary of $72,000 per annum, plus medical insurance premiums until the
Bank opens for business. Thereafter, Mr. Moss will be paid a salary of $85,000 plus his yearly medical insurance premium. Mr. Moss will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. In addition, on the first anniversary of the opening date of the Bank, he will be eligible to receive a cash bonus in an amount determined by the Board of Directors (with Mr. Moss abstaining). The agreement provides that the amount of the bonus will be based on such intangible criteria as the Board shall establish. The Board anticipates that among the factors it will consider will be Mr. Moss's efforts in connection with obtaining approvals from the OCC, the FDIC, and the Federal Reserve, and in connection with preparing generally for the Bank's opening. On each anniversary of the opening date thereafter, Mr. Moss will be eligible to receive a cash bonus equal to 5% of the net pre-tax income of the Bank (determined in accordance with generally accepted accounting principles) if the Bank achieves certain performance levels established by the Board of Directors from time to time. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. Moss will be granted an option to purchase an amount equal to 5% of the shares sold in the offering (30,817) at $10.00 per share. The options will vest at the rate of one-fifth per year for each of the first five anniversaries of the opening date, subject to Mr. Moss' being employed by the Company on such date and meeting certain performance criteria.
The options will have a term of ten years. Additionally, Mr. Moss will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. The Company will maintain a term life insurance policy on Mr. Moss providing for death benefits in the amount of $700,000 payable to the
Organizers and $300,000 payable to Mr. Moss' family.

     The Employment Agreement provides for an initial term of five years, which may be extended each year for an additional year so that the remaining term shall continue to be five years.

     If the Company terminates Mr. Moss' employment without cause or if Mr.
Moss' employment is terminated due to a sale, merger or dissolution of the
Company or the Bank, the Company will be obligated to continue his salary and bonus for the first twelve months thereafter plus one-half of his salary and bonus for the second twelve months thereafter. Furthermore, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the Company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

     In addition, the employment agreement provides that following termination of his employment with the Bank and for a period of twelve months thereafter,
Mr. Moss may not (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Cherokee
County, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.


             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

GENERAL

     The following table sets forth the number and percentage of outstanding shares of Common Stock beneficially owned at the Record Date by
(a) each
executive officer of the Company, (b) each director of the Company, (c) all executive officers and directors of the Company as a group, and
(d) each person
or entity known to the Company to own more than 5% of the outstanding Common
Stock.

                                   Shares Beneficially Owned

                                        Number of
          Name                          Shares(1)     Percent(2)

          Richard Gardner(3)            25,000          4.06%
          Barry Hamrick(4)              25,000          4.06%
          Haskell Mallory(5)            30,000          4.87%
          Bill Mason(6)                 20,200          3.28%
          V. Stephen Moss(7)             5,000           .81%

          Harold Pennington, Jr.(8)     28,000          4.54%
          Harold Pennington, Sr.        30,000          4.87%
          Heyward Porter                15,000          2.43%
          John Hobbs                       200           .03%

          TOTAL                         178,400        28.95%
____________________

(1)  Information relating to the beneficial ownership of Common
Stock is based
     upon "beneficial ownership" concepts set forth in rules of the Securities
     Exchange Commission under Section 13(d) of the Securities
Exchange Act of
     1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2) Percent is calculated by treating shares subject to options held by the named individual for whom the percentage is held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to options held by another stockholder as not outstanding.

(3)  Owned jointly with Mr. Gardner's wife.

(4) Includes 5,000 shares for which the beneficial ownership is attributable to Mr. Hamrick as a result of his daughter's ownership of 5,000 shares.

(5) Includes 1,860 shares for which the beneficial ownership is attributable to Mr. Mallory as a result of his wife's ownership of 1,860 shares.

(6)  Owned jointly with Mr. Mason's wife.

(7) Includes 750 shares for which the beneficial ownership is attributable to
     Mr. Moss as a result of his children's ownership of 750 shares.

(8) Includes 8,000 shares for which the beneficial ownership is attributable to Mr. Pennington as a result of his joint ownership with his wife of
     6,000 shares and his daughter's ownership of 2,000 shares.

              PROPOSAL NO. 2:  APPROVAL OF THE 1997 STOCK OPTION
PLAN

GENERAL

     The Board of Directors of the Company has established the 1997 FNB
Bancshares Stock Option Plan (the "Plan"), attached hereto as
Exhibit A.  The
Plan provides that restricted stock may be awarded, and stock options may be granted, with respect to an aggregate of no more than 92,450 shares, subject to adjustment upon changes in capitalization. Stock appreciation rights may also be granted under the Plan. The purpose of the Plan is to advance the interest of the Company, any subsidiaries, and its shareholders by affording certain persons, principally directors and key employees of the Company, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the stock options and awards of restricted stock is to promote the growth and profitability of the Company because the grantee or recipients will be provided with an additional incentive to achieve the
Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company. The effective date of the Plan was March 25, 1997.

     The class of persons eligible to participate in the Plan shall consist of all persons whose participation in the Plan the Committee described below determines to be in the best interests of the Company, which will include, but not be limited to, all directors and employees, including but not limited to executive personnel, of the Company or any subsidiary.

     Stock options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as described below) or as nonqualified stock options. Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed).

     The Plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee determines the employees and directors who will receive options or restricted stock and, based on each such person's position and current and potential contribution to the Company or the
Bank, the amount of restricted stock or the number of shares that will be covered by their options. The committee also determines the periods of time
(not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and determines whether termination of an optionee's employment under various circumstances would terminate options granted under the Plan to that person. In addition, the committee determines the restriction period and vesting conditions, the consequences of any termination of employment, and the other terms of any grant of restricted stock. The option price per share is an amount determined by the
Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant for incentive stock options. Generally, the option price will be payable in full upon exercise. The Company and the Bank receive no consideration upon the granting of an option.

     Payment of the option price of any stock option may be made in cash, by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. In the discretion of the committee, options under the Plan may include a "reload option." A reload option, if included in the original option, would be triggered when an optionee paid the exercise price of all or a portion of the original option by delivering shares of Common Stock. In that event, the optionee would automatically be granted an additional option to acquire the same number of shares as had been delivered to pay such exercise price. The reload option would be subject to all of the terms and conditions of the original option, except that the option price per share would be equal to the fair market value of the Common Stock on the date the original option was exercised, and except that the committee could specify additional conditions or contingencies, such as continued employment by the Company or the holding of the shares acquired upon exercise of the original option for a specified period of time.

     The Board of Directors has the right at any time to terminate or amend the
Plan, but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent. Without obtaining shareholder approval within twelve months of the date of the proposed amendment, the Board of Directors may not adopt any amendment of the Plan that would (i) increase the total number of shares issuable pursuant to incentive stock options under the Plan or (ii) change or modify the class of employees eligible to receive incentive stock options that may participate in the Plan.

                           FEDERAL INCOME TAX CONSEQUENCES

     There are no federal income tax consequences to the optionee or to the
Company or the Bank on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

     INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The
Company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation of any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement; any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

     RESTRICTED STOCK. Awards of restricted stock are shares of Common Stock that are granted to employees or directors subject to conditions, such as continued service with the Company, that are established at the time of the award. Restricted stock will become nonforfeitable as its holder meets the specified conditions. If the conditions are not satisfied, all or a portion of the shares of restricted stock are forfeited to the Company. Until such time as the restrictions have lapsed, the shares are nontransferable and nonassignable, other than by will or the laws of descent and distribution.

     Upon a grant of restricted stock, the market value of the stock at the date of grant is included as a deduction from shareholders' equity in the
Company's balance sheet and is amortized as compensation expense on a straight-line basis over the vesting period. The participant recognizes taxable income as the restrictions lapse (subject to an election to accelerate the income recognition), based on the fair market value of the shares on the date of lapse
(or earlier acceleration), and the Company is entitled to a corresponding tax deduction.

                             SHAREHOLDER APPROVAL REQUIRED

     The affirmative vote of the holders of a majority of the votes entitled to be cast at the Meeting is required for approval of the Plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. Because directors may receive options under the Plan, the directors of the Company have a personal interest in seeing the Plan approved.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
THE 1997 FNB
BANCSHARES STOCK OPTION PLAN.


                      CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

     The Company entered into an agreement to purchase the Blacksburg Office property with James L. Moss, who is V. Stephen Moss' uncle. The Company believes that this agreement was entered into on terms no less favorable to the
Company than could be obtained from an unaffiliated third party. The Company and the Bank expect to have banking and other transactions in the ordinary course of business with Organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such Organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the
Bank. The Bank is subject to a limit on the aggregate amount it could lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount). Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application.
The Company intends for all of its transactions with Organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the
Company than could be obtained from an unaffiliated third party and to be


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Among other Board committees, the Company has an audit committee and a personnel committee. The audit committee is composed of Haskell Mallory, Bill
Mason, and Richard Gardner. The Company's audit committee did not meet in
1996. The audit committee has the responsibility of reviewing the Company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the
Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's response thereto. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

     The Company's personnel committee is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met two times during the year ended December 31, 1996.
The personnel committee is composed of Harold Pennington, Jr., Haskell Mallory,
Heyward Porter, and Steve Moss.

     The Board of Directors of the Company held 28 meetings, and the Board of
Directors of the Bank held 28 meetings, during the year ended
December 31,
1996. All of the directors of the Company and the Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

                                     OTHER MATTERS

     The Board knows of no amendment or variation of the matters referred to in the Notice of the Annual Meeting and of no other business to be brought before the Annual Meeting. However, if any amendment, variation or other matter is properly brought before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.


DATED:


     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN
AND
RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR
WHICH HAS BEEN
PROVIDED.  YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                FNB BANCSHARES, INC.
                              303 North Granard Street
                            Gaffney, South Carolina 29341

                         PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints V. Stephen Moss, John Hobbs, or any of them, attorneys and proxies, with power of substitution, to vote all outstanding stock of FNB Bancshares, Inc. held of record by the undersigned on March 14,
1997, at the Annual Meeting of Shareholders of FNB Bancshares, Inc. to be held at Holiday Inn Express, 100 Ellis Avenue, Gaffney, S.C. at 5:30 P.M. on April
22, 1997, or at any adjournments thereof.

The undersigned hereby directs that shares represented by this proxy be voted as follows:

1.   ELECTION OF DIRECTORS:  ______     FOR all nominees listed
below (except
                                        as indicated otherwise)
                             ______     WITHHOLD AUTHORITY to
vote for all
                                        nominees listed below
     Nominees:  Richard D. Gardner, Harold D Pennington, Sr., and
Heyward W.
                Porter
     (Instruction: To withhold authority to vote for any
individual nominee,
     write that nominee's name on the line provided
___________________________

2.   STOCK OPTION PLAN   ______    FOR approval of stock option
plan
                         ______    AGAINST
                         ______    ABSTAIN

3.   OTHER BUSINESS:     The persons named herein as attorneys
and proxies are
                         authorized to vote the shares
represented by this
                         proxy according to their best judgment
on such other
                         matters as may properly come before the
meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED
ABOVE. IN THE
ABSENCE OF ANY DIRECTION, THE PROXY HOLDERS WILL VOTE THIS PROXY
"FOR" PROPOSAL
1 AND "FOR" PROPOSAL 2 . IF, AT OR BEFORE THE TIME OF THE
MEETING, ANY OF THE
NOMINEES LISTED IN PROPOSAL 1 HAVE BECOME UNAVAILABLE FOR ANY
REASON, THE PROXY
HOLDERS HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR
NOMINEES.

Please date and sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shareholder Name    # of Shares
Dated_______________________, 1997



_______________________________(SEAL)
                                        (Signature)


_______________________________(SEAL)
                                        (Signature if held
jointly)


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING
THE ENCLOSED
ENVELOPE.